                                                             Exhibit 99.3

                              STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") for the purchase of the common stock of Worldwide Publishers, Inc., a Utah corporation (the "Corporation") is made as of August 8, 1997, between Profit Financial Corporation, a Utah corporation ("Buyer") and Curtis A. Taylor and Stanley J. Zenk ("Sellers").

                                      RECITALS

    WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Corporation, a Utah corporation, which consists of forty thousand (40,000) shares of common stock with no par value, (the "Common Stock").

    WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Common Stock (the "Stock Purchase");

    WHEREAS, the Stock Purchase will completely terminate Seller's interest in the Corporation;

    WHEREAS, the parties hereto desire to complete the Stock Purchase upon the terms and conditions hereinafter stated;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

                                     AGREEMENT

    1. Sale of Stock. Sellers hereby agree to sell and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, all of the issued and outstanding shares of capital stock of the Corporation, comprised of forty thousand (40,000) shares of common stock (the "Common Stock").

    2. Purchase Price and Payment. The purchase price for the Common Stock shall be One Dollar ($1.00).

    3. Closing. Unless otherwise agreed by the parties, the closing shall occur on or before September 25, 1997, at 11:00 a.m. (the "Closing"), at the offices of Monahan & Biagi, P.L.L.C., or at such other time and place as the parties may agree upon. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the certificates representing the Common Stock, duly endorsed in blank and in good order for transfer, the corporate minute book, seal, and the stock records of the Corporation. At Closing Buyer shall pay the Purchase Price to Sellers. At or upon Closing, the parties shall execute all other documents and take such other actions as are reasonably necessary to carry out the terms of this Agreement and consummate the transactions contemplated hereby.

    4. Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Buyer as follows:

       a. Authority. Sellers have the authority to enter into this Agreement and to carry out their obligations hereunder. Sellers represent that this Agreement is a valid and binding obligation of Sellers. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Sellers with any of the provisions hereof will result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Seller is a party, or by which they or any of their properties or assets may be bound.

       b. Clear Title. Sellers are the owners, free and clear of any encumbrances, of all the outstanding shares in the Corporation.

       c. Financial Statements. Sellers have furnished Buyer a Corporation balance sheet as of August 26, 1997 (the "Balance Sheet"), and the related statements of income and changes in financial position for the periods then ended. Such financial statements are in accordance with generally accepted accounting principles and fairly present the financial position and the results of operations, and changes in financial position of the Corporation for the periods indicated.

       d. Absence of Undisclosed Liabilities. There is no material liability or other obligation of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles except as and to the extent disclosed or reflected in the Balance Sheet. For purposes of this Agreement, liabilities or other obligations in excess of Five Thousand Dollars ($5,000.00) shall be deemed material. If any undisclosed material liability arises, Sellers shall reimburse Buyer and/or the Corporation up to an aggregate maximum of $275,000.

       e. No Material Change. Since the date of the Balance Sheet, there has been no material adverse change in the working capital, financial condition, property assets, or results of operations of Corporation.

       f. Tax Matters. Sellers have caused the Corporation to file all federal, state and local tax returns required to be filed or have received extension to file such returns. All taxes shown by such returns to be due and payable have been paid or are being contested in good faith. Any taxes due in excess of those listed on the financial statements shall be treated as an undisclosed liability pursuant to Section 4.d of this Agreement.

       g. Legal Proceedings and Compliance with Law. Except as set forth in Corporation's financial statements, there is no legal or administrative proceeding or governmental investigation pending or threatened which might result in the aggregate in money damages payable by Corporation in excess of insurance coverage, or which might result in a permanent injunction against Sellers. Corporation has substantially complied with any laws, ordinances, requirements, regulations, or orders applicable to its business, the violation of which might adversely affect its business.

       h. Accuracy of Statements. Neither this Agreement nor any statement or other information furnished or to be furnished by Sellers to Buyers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    5. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as Follows:

       a. Authority. Buyer has the authority to enter into this Agreement and to carry out its obligations hereunder. Buyer represents that this Agreement is a valid and binding obligation of Buyer.

       b. Accuracy of Statements. Neither this Agreement nor any statement or other information furnished by Buyer to Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, not misleading.

    6. Covenants of Sellers. Sellers agree that, unless Buyer otherwise agrees in writing, from the date of this Agreement until Closing;

       a. Preservation of Business. Sellers shall use their best efforts to preserve intact the Corporation's present business organization; preserve and protect the goodwill and advantageous relationships of the Corporation with its customers and other persons having business dealings with the Corporation; preserve and maintain in force all licenses, permits, registrations, trade names, service marks, copyrights, bonds and other similar rights of the Corporation; and cause the Corporation to comply with all laws applicable to the conduct of its business.

       b. Ordinary Course. Sellers shall cause the Corporation to conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to their methods of management or operation in respect of the Corporation.

       c. Books and Records. Sellers shall cause the Corporation to maintain its books, accounts and records in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied and in compliance with all applicable laws.

       d. Investigation. Sellers shall at all reasonable times permit Buyer access to the Corporation's property, books and records for the purpose of permitting a complete and detailed examination by Buyer, and Sellers shall furnish Buyer, upon request, any information reasonably requested with respect to the Corporation's property, assets, business and affairs.

    7. Covenants of Buyer. Buyer agrees, unless Sellers otherwise agree in writing, that Buyer shall obtain prior to Closing all necessary consents and approvals of all necessary persons to the performance by Buyer of the Stock Purchase contemplated by this Agreement. Buyer shall make all filings applications, statements and reports to all federal and state government agencies or entities which are required to be made prior to Closing by or on behalf of Buyer pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement.

    8. Seller's Negative Covenants. Sellers hereby covenant and warrant that, from the date of this Agreement until Closing, they will not, without the prior written consent of the Buyer, cause the Corporation to declare or pay and dividend; redeem or otherwise acquire any shares of its capital stock now or hereafter outstanding; issue any new or additional shares, or cancel, sell, transfer or otherwise dispose of the Stock purchased hereunder. Sellers further covenant that they will not cause the Corporation to create any additional obligations to employees that will survive Closing, including, but not limited to, employee benefit plans, bonuses, and other compensation.

    9. Conditions Precedent to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by Sellers;

       a. Accuracy of Representations and Warranties. The representations and warranties of buyer set forth in Section 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of closing as though made on and as of Closing, except as otherwise specified by this Agreement.

       b. Performance of Obligations of Buyer. Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them.

       c. Corporate Action. The Corporation and its shareholders and Board of Directors shall have passed all necessary resolutions and performed all other actions necessary authorizing the transactions contemplated by this Agreement.

   10. Conditions Precedent to Obligations of Buyer.  The obligations of

Buyer to perform under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by Buyer:


       a. Accuracy of Representation and Warranties. The representations and warranties of Sellers set forth in Section 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the closing date as though made on and as of Closing, except as otherwise specified by this Agreement.

       b. Performance of Obligations of Sellers. Sellers shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement required to be performed and complied with by them.

       c. No Adverse Change. Between the date of this Agreement and Closing, there shall have been no material adverse change in the Corporation's business, assets or results or operation.

        d. Corporate Action. The Corporation and its shareholders and Board of Directors shall have passed all necessary resolutions and performed all other actions necessary authorizing the transactions contemplated by this Agreement.

   11. Cancellation of Notes and Pledge. Sellers currently hold unpaid promissory notes from the Corporation totaling approximately $44,236.85 (the "Notes"). By executing this Agreement, the Sellers hereby waive and relinquish all powers and rights with respect to the Notes or collection thereof. On August 8, 1997, Curtis A. Taylor signed a Pledge of Shares of Stock as security for two Notes held by Buyer. By executing this Agreement, Buyer hereby cancels and terminates the Pledge of Shares of Stock signed by Curtis A. Taylor.

   12. Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties contained in this Agreement, and in any document delivered or to be delivered pursuant to this Agreement in connection with Closing hereunder, shall survive Closing.

   13. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, personal representatives, and assigns.

   14. Notices. All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Sellers:      Stanley J. Zenk

                              5421 Buck Mountain Road
                              Placerville, CA  95667


          With a copy to:     David J. Crapo
                              Wood Crapo LLC
                              60 East South Temple, #500
                              Salt lake City, UT  84111


          If to the Buyer:    Kiman Lucas, Esq.
                              General Counsel
                              Profit Financial Corporation
                              14675 Interurban Avenue South
                              Seattle, WA  98168-4664


          With a copy to:     Tracy M. Shier
                              Monahan & Biagi, P.L.L.C.
                              57th Floor, Suite 5701
                              701 Fifth Avenue
                              Seattle, WA  98104-7010


or to such other addresses any party shall have specified by notice in writing to the other.

   15. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the law of the State of Utah.

   16. Attorney's Fees. In any action or proceeding brought by any party against the other, the substantially prevailing party shall, in addition to other allowable costs, by entitled to an award of reasonable attorney's fees.

   17. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

   18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              Sellers:



                              __________________________________________
                              Curtis Taylor



                              __________________________________________
                              Stanley J. Zenk




                         Buyer:

                              PROFIT FINANCIAL CORPORATION



                              __________________________________________
                              Wade B. Cook
                              Its Chairman and Chief Executive Officer